                                STATE OF DELAWARE

                           CERTIFICATE OF FORMATION OF

                                 EMPOWERNET, LLC

FIRST: The name of the limited liability company is emPowerNET, LLC.

SECOND:  The address of its  registered  office in the State of Delaware is 2711
Centerville Road, Suite 400 in the City of Wilmington, County of New Castle. The
name of its Registered Agent at such address is Corporation Service Company.

IN WITNESS  WHEREOF,  the undersigned has executed this Certificate of Formation of emPowerNET, LLC this 30th day of March 2001.

                                            /s/ Jody Ellis
                                            --------------
                                            Jody Ellis
                                            Authorized Person